Anchin, Block & Anchin LLP Accountants & Advisors 1375 Broadway New York, NY 10018 212 840-3456 www.anchin.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-effective Amendment No. 3 to Registration Statement No. 333-164095 of Robeco-Sage Multi-Strategy TEI Fund, L.L.C. on Form N-2 of our reports for Robeco-Sage Multi-Strategy TEI Fund, L.L.C. and Robeco-Sage Multi-Strategy TEI Master Fund, L.L.C. both dated May 26, 2011. We also consent to the references to us under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and under the caption "Financial Statements" in the Statement of Additional Information.

New York, New York
July 14, 2011